AGREEMENT
                                    ---------
     THIS AGREEMENT, dated December 18, 2002, by and between Pizza Inn, Inc., a Missouri corporation (the "Company"), and Newcastle Partners, L.P., a Texas limited partnership ("Newcastle").
                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company acknowledges that Newcastle is the beneficial owner of 3,277,700 shares (the "Newcastle Shares") of common stock, $0.01 par value of the Company (the "Common Stock"), or approximately 32.6% of the shares of Common Stock issued and outstanding;
WHEREAS,  the Newcastle Shares includes 2,905,000 shares of Common Stock held by
C. Jeffrey Rogers and pledged to Newcastle pursuant to the terms of an Omnibus Agreement and a Pledge Agreement, each dated as of December 6, 2002 by and between Newcastle and Mr. Rogers and which Newcastle has the option to acquire commencing on January 3, 2003 (the "Pledged Shares");
WHEREAS, the 2002 annual meeting of stockholders of the Company is scheduled to be held on December 18, 2002 (the "Annual Meeting");
WHEREAS, Newcastle has held discussions with the Board of Directors of the Company (the "Board") seeking representation on the Board;
WHEREAS, Newcastle and the Board have agreed to grant Newcastle appropriate representation on the Board following the conclusion of the Annual Meeting subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
Section  1.     Representations,  Warranties  and  Covenants  of  the  Company.
                ---------------------------------------------------------------
     The Company hereby represents, warrants and agrees that (a) it has full legal right, power and authority to execute, deliver and perform this Agreement, and consummate the transactions contemplated hereby, (b) the execution and delivery of this Agreement, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate actions, and (c) this Agreement constitutes valid, legal and binding obligations of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other laws now or hereafter in effect.
Section  2.     Representations,  Warranties  and  Covenants  of  Newcastle.
                ------------------------------------------------------------
     Newcastle hereby represents, warrants and agrees that (a) it has full legal right, power and authority to execute, deliver and perform this Agreement, and consummate the transactions contemplated hereby, (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership actions, and (c) this Agreement constitutes valid, legal and binding obligations of Newcastle, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other laws now or hereafter in effect.
Section  3.     Board  Composition;  Related  Matters.
                --------------------------------------
3.1 Prior to the close of business on the first business day following the Annual Meeting which the Company will hold on December 18, 2002, the Board will cause at least one member of each class of directors of the Company to resign from the Board. Upon obtaining such resignations, the Board shall appoint the following representatives of Newcastle to replace the resigning directors: (i) Mark E. Schwarz, as a Class I director, whose term will expire at the 2004 annual meeting of stockholders of the Company and until his replacement has been duly elected and qualifies, and (ii) Steven Pully, as a Class II director, whose term will expire at the 2003 annual meeting of stockholders of the Company and until his replacement has been duly elected and qualifies (together with Mr. Schwarz, the "Newcastle Directors").
3.2     Reserved.
3.3 In the event that the Newcastle Directors are appointed to the Board pursuant to Section 3.1, the Board shall immediately thereafter take all actions necessary to amend the Company's By-laws to provide that during the period that either of the Newcastle Directors is serving on the Board, the Company shall not expand the size of the Board above seven members.
3.4 During the period from the date hereof until the first anniversary of this Agreement, Newcastle shall not, directly or indirectly, beneficially own in excess of 40% of the issued and outstanding shares of Common Stock of the Company, during the period from the first anniversary of this Agreement until the second anniversary of this Agreement, Newcastle shall not, directly or indirectly, beneficially own in excess of 45% of the issued and outstanding shares of Common Stock of the Company and the Company will take no action which will limit Newcastle's ability to acquire shares of Common Stock up to the limit of the outstanding shares set forth by this Section 3.4.
3.5 Newcastle agrees to attend the Company's Annual Meeting and Newcastle agrees to vote any shares of Common Stock of the Company that it has the right to vote at the Annual Meeting for the election of the Class I directors nominated for election at the Annual Meeting.
3.6     If  (i)  Newcastle  does  not  become the beneficial owner of any of the
Pledged Shares prior to December 31, 2003 or (ii) in connection with any bankruptcy filing by Jeffrey Rogers, the Pledged Shares become beneficially owned by a party other than Newcastle, Jeffrey Rogers or any of their respective affiliates, then in either such case, the Newcastle Directors will promptly resign  from  the  Company's  Board  of  Directors.
Section  4.     Miscellaneous.
                --------------
4.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, or overnight carrier, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five (5) days after the date of mailing, or if sent by overnight carrier, one (1) day after the date of mailing to the addresses set forth in the signature page.
4.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Missouri, without reference to the choice of law principles thereof.
4.3     Assignment;  Successors  and  Assigns;  No  Third  Party  Rights.  This
Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.
4.4 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.
4.5 Titles. The titles in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
4.6 Amendment and Modification. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.
4.7 Expenses. Upon execution of this Agreement, the Company shall reimburse Newcastle for its reasonable fees and expenses not to exceed $45,000 (subject to presentation of documentation for such fees and expenses) incurred in connection with this Agreement and related matters.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused this Agreement to be duly executed by their authorized representative, as of the day and year first above written.

          PIZZA  INN,  INC.


          By:_/s/  Ronald  W.  Parker
          Name:  Ronald  W.  Parker
          Title:  President  and CEO                         Address: 3551 Plano
Parkway,
                   The  Colony,  Texas  75056
          Telephone:  (469)  384-5000
          Facsimile:   (469)  384-5060


          NEWCASTLE  PARTNERS,  L.P.

     By:  Newcastle  Capital  Management,  L.P.,
its  general  partner

By:  Newcastle  Capital  Group,  L.L.C.,
its  general  partner


          By:  /s/  Mark  Schwarz
                Mark  Schwarz,  Managing  Member

          Address:  300  Crescent  Court,  Suite  1110
                   Dallas,  Texas  75201
          Telephone:  (214)  661-7474
          Facsimile:  (214)  661-7475